EXHIBIT 99.1

AT SCHAWK, INC.:	AT DRESNER CORPORATE SERVICES:
Timothy Allen	Investors: Philip Kranz
Vice President, Finance	312-780-7240
Operations and Investor Relations	pkranz@dresnerco.com
847-827-9494
Timothy.Allen@schawk.com

SCHAWK ANNOUNCES 2011 SECOND-QUARTER RESULTS

Company reports GAAP net income and EPS of $4.0 million and $0.15, respectively

Des Plaines, IL, August 3, 2011—Schawk, Inc. (NYSE: SGK), a leading provider of brand  development and deployment services, enabling companies of all sizes to connect their brands with consumers, reported second-quarter 2011 results. Net income in the second quarter of 2011 was $4.0 million, or $0.15 per diluted share, versus $15.8 million, or $0.61 per diluted share, in the second quarter of 2010.

On a non-GAAP basis, adjusting for certain financial impacts further detailed in this earnings release, Adjusted net income was $6.9 million, or $0.26 per diluted share, in the second quarter of 2011 compared to $10.4 million, or $0.40 per diluted share, during the prior-year comparable period.

President and Chief Executive Officer David A. Schawk, commented, “Our second quarter 2011 results reflected decreased activity with our advertising and retail clients primarily due to stronger retail promotional activity in the prior-year comparable period.  In addition, during the first six months of 2011 some consumer packaged goods clients remained cautious given elevated commodity prices and sustained economic uncertainty domestically and internationally.”

Mr. Schawk added, “However, we see opportunities in this challenging economy from three key industry trends: emerging markets, digital markets, and demand for integrated services.  During the second quarter, we expanded or reached agreements to expand our business with certain key global clients as they pushed into developing and emerging markets and sought to take advantage of our full portfolio of integrated services, including our digital marketing capabilities which were enhanced through our acquisitions in 2010.  This increased client activity is particularly evident in our European segment where sales have increased over 18% for the quarter and over 9% for the first six months of 2011 compared to the prior-year periods.  Furthermore, we continue to believe that existing and prospective clients are seeing the value of our integrated service offering and global capabilities, particularly as they look for ways to differentiate themselves from their competition.”

Consolidated Results for Second Quarter Ended June 30, 2011
Consolidated net sales in the second quarter of 2011 were $113.3 million compared to $117.8 million in the same period of 2010, a decrease of approximately $4.5 million, or 3.8 percent principally driven by a decline in Advertising and retail account sales. Included in the quarter-over-quarter sales decline was an increase of $3.3 million in net sales related to foreign currency translation gains, as the U.S. dollar declined in value relative to the local currencies of certain of the Company’s non-U.S. subsidiaries.

Consumer packaged goods (CPG) accounts sales in the second quarter of 2011 were $87.1 million, or 76.8 percent of total sales, compared to $86.4 million in the same period of 2010, an increase of 0.8 percent. The increase over the prior-year quarter was primarily driven by slightly higher product and brand activity by the Company’s CPG clients. Advertising and retail accounts sales of $19.0 million, or 16.8 percent of total sales, in the second quarter of 2011 decreased 18.8 percent, from $23.4 million in the prior-year period. Included in the decline in Advertising and retail accounts sales is a $1.3 million decline in revenue related to the previously disclosed loss of a non-core, retail client at the end of the second quarter of 2010 with the balance of the decline driven primarily by lower promotional activity compared to the prior-year period. Entertainment accounts sales declined $0.8 million to $7.2 million, or 6.4 percent of total sales, for the second quarter of 2011 compared to $8.0 million in the same period of 2010.

Gross profit was $41.9 million in the second quarter of 2011, a decrease of $4.9 million from the second quarter of 2010. Second-quarter 2011 gross profit as a percentage of sales decreased to 37.0 percent from 39.7 percent in the 2010 second-quarter period. The decline in gross profit percent was largely driven by the reduced operating leverage resulting from the lower period-over-period revenue.

Selling, general and administrative (SG&A) expenses decreased approximately $0.4 million to $30.0 million in the second quarter of 2011 from $30.4 million in the second quarter of 2010 principally driven by lower revenue year over year.

During the second quarter of 2011, the Company reported business and systems integration expenses of $2.1 million compared to $0.2 million in the prior-year comparable period. As previously disclosed, these expenses relate to the Company’s ongoing information technology and business process improvement initiative.

Acquisition integration and restructuring expenses increased from $0.5 million in the second quarter of 2010 to $0.7 million in the second quarter of 2011. The charges in the 2011 second quarter arose from the Company’s continued focus on consolidating, reducing and re-aligning its work force and operations and are for employee terminations and other associated costs. These actions are expected to result in annualized savings of approximately $0.9 million, with approximately $0.6 million to be realized during 2011.

Additionally, the Company recorded expense of $1.8 million during the quarter as a result of its decision to terminate participation in a union supplemental retirement and disability fund in California.

The Company reported operating income of $7.0 million in the 2011 second quarter compared to $16.0 million in the second quarter of 2010. The decrease in operating income compared to the prior-year period was primarily the result of the decrease in gross margin driven by lower revenue coupled with increased business and systems integration expenses and pension withdrawal expenses.

The Company reported income tax expense of $1.8 million for the second quarter of 2011 compared to an income tax benefit of $1.6 million in the second quarter of 2010.  The increase in tax expense over the prior-year period was primarily due to discrete period tax benefits from the release of uncertain tax positions in the second quarter of 2010.

Net income in the second quarter of 2011 was $4.0 million, or $0.15 per diluted share, compared to $15.8 million, or $0.61 per diluted share, in the second quarter of 2010. Excluding the after-tax effects of certain financial impacts detailed within the non-GAAP tables at the end of this earnings release, second-quarter 2011 Adjusted net income was $6.9 million, or $0.26 per diluted share, compared to $10.4 million, or $0.40 per diluted share, on a comparable basis for the prior-year period.

Adjusted EBITDA and Management Adjusted EBITDA Performance
Adjusted EBITDA for the second quarter of 2011 was $12.1 million compared to $21.0 million for the second quarter of 2010. Management adjusted EBITDA for the second quarter of 2011 was $17.0 million compared to $21.4 million for the second quarter of 2010. Please refer to the “Reconciliation of Non-GAAP Adjusted EBITDA and Management Adjusted EBITDA” table attached at the end of this earnings release for a reconciliation of these measures.

Conference Call
Schawk invites you to join its second-quarter 2011 earnings conference call on Thursday, August 4, 2011, at 9:00 a.m. Central time. To participate in the conference call, please dial 800-259-0251 or
617-614-3671 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=4159865.  If you are unavailable to participate on the live call, a replay will be available through August 11 at
11:59 p.m. Central time. To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 49017471, and follow the prompts. The replay will also be available on the Internet for
30 days at the following address http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=4159865.

About Schawk, Inc.
Schawk, Inc. is a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers. With a global footprint of operations in 19 countries, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.

Non-GAAP Financial Measures
In addition to the presentation of Adjusted EBITDA and Management adjusted EBITDA in this release, the Company has presented certain other non-GAAP measures in the attachment entitled “Reconciliation of Non-GAAP measures to GAAP.”  Management believes that the presentation of non-GAAP measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations and provides more consistent insight into the performance of the Company’s core operations from period to period by showing the effects of certain non-operating items.  These non-GAAP measures are reconciled to the closest GAAP measures on the schedules attached to this earnings release.  The non-GAAP measures should not be viewed as alternatives to GAAP and may not be consistent with similar measures provided by other companies.

Safe Harbor Statement
Certain statements in this earnings release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, our ability to maintain an effective system of disclosure and internal controls and the discovery of any future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; higher-than-anticipated costs or lower-than-anticipated benefits associated with the Company’s ongoing information technology and business process improvement initiative;  the strength of the United States economy in general and, specifically, market conditions for the consumer products industry; the level of demand for Schawk's services; changes in or weak consumer confidence and consumer spending; unfavorable foreign exchange rate fluctuations; loss of key management and operational personnel; our ability to implement our growth strategy, rebranding initiatives and cost reduction plans and to realize anticipated cost savings; the ability of the Company to comply with the financial covenants contained in its debt agreements and obtain waivers or amendments in the event of non-compliance with such covenants; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry; the stability of political conditions in foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

The discussion of the Company’s financial results within this earnings release should be read and considered in context of the Company’s most recent annual Form 10-K filing with the Securities and Exchange Commission.

For more information about Schawk, visit its website at http://www.schawk.com.

Schawk Inc. Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	June 30,		Increase (Decrease)
	2011	2010	Amount	Percent

Net sales	$113,329	$117,840	$(4,511)	(3.8)%
Cost of sales	71,412	71,016	396	0.6%
Gross profit	41,917	46,824	(4,907)	(10.5)%

Selling, general and administrative expenses	29,998	30,420	(422)	(1.4)%
Business and systems integration expenses	2,149	184	1,965	nm
Multiemployer pension withdrawal expense	1,846	--	1,846	nm
Acquisition integration and restructuring expenses	691	502	189	37.6%
Foreign exchange loss (gain)	207	(267)	474	nm
Operating income	7,026	15,985	(8,959)	(56.0)%

Other income (expense)
Interest income	21	8	13	nm
Interest expense	(1,273)	(1,771)	498	(28.1)%

Income before income taxes	5,774	14,222	(8,448)	(59.4)%
Income tax provision	1,812	(1,583)	3,395	nm

Net income	$3,962	$15,805	$(11,843)	(74.9)%

Earnings per share:
Basic	$0.15	$0.62	$(0.47)
Diluted	$0.15	$0.61	$(0.46)

Weighted average number of common and common equivalent shares outstanding:
Basic	25,901	25,400
Diluted	26,276	25,884

nm = not meaningful

Schawk Inc. Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Six Months Ended
	June 30,		Increase (Decrease)
	2011	2010	Amount	Percent

Net sales	$220,563	$229,548	$(8,985)	(3.9)%
Cost of sales	139,894	140,849	(955)	(0.7)%
Gross profit	80,669	88,699	(8,030)	(9.1)%

Selling, general and administrative expenses	61,030	62,944	(1,914)	(3.0)%
Business and systems integration expenses	3,388	294	3,094	nm
Multiemployer pension withdrawal expense	1,846	--	1,846	nm
Acquisition integration and restructuring expenses	1,122	721	401	55.6%
Foreign exchange loss	708	1,550	(842)	(54.3)%
Impairment of long-lived assets	--	680	(680)	nm
Operating income	12,575	22,510	(9,935)	(44.1)%

Other income (expense)
Interest income	39	16	23	nm
Interest expense	(2,560)	(3,759)	1,199	(31.9)%

Income before income taxes	10,054	18,767	(8,713)	(46.4)%
Income tax provision	3,303	442	2,861	nm

Net income	$6,751	$18,325	$(11,574)	(63.2)%

Earnings per share:
Basic	$0.26	$0.72	$(0.46)
Diluted	$0.26	$0.71	$(0.45)

Weighted average number of common and common equivalent shares outstanding:
Basic	25,859	25,292
Diluted	26,264	25,731

nm = not meaningful

Schawk, Inc.
 Consolidated Balance Sheets
 (In thousands, except share amounts)

	June 30,	December 31,
	2011	2010
	(Unaudited)
Assets
CCurrent assets:
Cash and cash equivalents	$10,704	$36,889
Trade accounts receivable, less allowance for doubtful accounts of $1,348 at June 30, 2011 and $1,525 at December 31, 2010	88,071	95,207
Inventories	20,910	18,250
Prepaid expenses and other current assets	9,220	9,356
Income tax receivable	3,344	2,943
Deferred income taxes	476	347
Total current assets	132,725	162,992

Property and equipment, net	51,361	48,684
Goodwill, net	194,473	193,626
Other intangible assets, net:
Customer relationships	34,944	36,461
Other	581	817
Deferred income taxes	1,333	868
Other assets	5,746	6,411

Total assets	$421,163	$449,859

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$17,408	$21,930
Accrued expenses	53,370	64,007
Deferred income taxes	3,263	3,260
Income taxes	427	1,038
Current portion of long-term debt	20,757	29,587
Total current liabilities	95,225	119,822

Long-term liabilities:
Long-term debt	27,920	37,080
Deferred income taxes	9,242	9,135
Other long-term liabilities	17,516	19,696
Total long-term liabilities	54,678	65,911

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 30,672,370 and 30,506,252 shares issued at June 30, 2011 and December 31, 2010, respectively, 25,874,822 and 25,761,334 shares outstanding at June 30, 2011 and December 31, 2010, respectively	225	224
Additional paid-in capital	202,362	200,205
Retained earnings	115,865	113,258
Accumulated comprehensive income, net	14,480	11,247
Treasury stock, at cost, 4,797,548 and 4,744,918 shares of common stock at June 30, 2011 and December 31, 2010, respectively	(61,672)	(60,808)
Total stockholders’ equity	271,260	264,126

Total liabilities and stockholders’ equity	$421,163	$449,859

Schawk Inc. Segment Financial data
(Unaudited)
(In thousands)

	Three Months Ended
	June 30,		Increase (Decrease)
	2011	2010	Amount	Percent

Sales to external clients:
North America	$96,664	$104,318	$(7,654)	(7.3)%
Europe	17,743	15,001	2,742	18.3%
Asia Pacific	8,748	8,240	508	6.2%
Intercompany sales elimination	(9,826)	(9,719)	(107)	1.1%

Sales to external clients	$113,329	$117,840	$(4,511)	(3.8)%

Operating segment income (loss):
North America	$13,361	$19,255	$(5,894)	(30.6)%
Europe	882	815	67	8.2%
Asia Pacific	1,378	1,776	(398)	(22.4)%
Corporate	(8,595)	(5,861)	(2,734)	(46.6)%

Operating segment income	$7,026	$15,985	$(8,959)	(56.0)%

	Six Months Ended
	June 30,		Increase (Decrease)
	2011	2010	Amount	Percent

Sales to external clients:
North America	$189,049	$200,636	$(11,587)	(5.8)%
Europe	35,335	32,375	2,960	9.1%
Asia Pacific	15,401	15,062	339	2.3%
Intercompany sales elimination	(19,222)	(18,525)	(697)	3.8%

Sales to external clients	$220,563	$229,548	$(8,985)	(3.9)%

Operating segment income (loss):
North America	$25,447	$33,279	$(7,832)	(23.5)%
Europe	3,003	1,363	1,640	120.3%
Asia Pacific	1,408	2,655	(1,247)	(47.0)%
Corporate	(17,283)	(14,787)	(2,496)	(16.9)%

Operating segment income	$12,575	$22,510	$(9,935)	(44.1)%

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(Unaudited)
(In Thousands, Except Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Income before income taxes - GAAP	$5,774	$14,222	$10,054	$18,767
Adjustments:
Acquisition integration and restructuring expenses	691	502	1,122	721
Business and systems integration expenses	2,149	184	3,388	294
Impairment of long-lived assets (1)	--	--	--	680
Multiemployer pension withdrawal expense	1,846	--	1,846
Foreign currency loss (gain)	207	(267)	708	1,550
Adjusted income before income tax - non GAAP	10,667	14,641	17,118	22,012
Adjusted income tax provision – non GAAP	3,721	4,227	5,972	7,130

Adjusted net income – non GAAP	$6,946	$10,414	$11,146	$14,882

Weighted average common and common stock
equivalents outstanding – GAAP (diluted)	26,276	25,884	26,264	25,731

Earnings per diluted share - GAAP	$0.15	$0.61	$0.26	$0.71
Adjustments – net of tax effects:
Acquisition integration and restructuring expenses	0.02	0.01	0.03	0.02
Business and systems integration expenses	0.05	0.01	0.08	0.01
Impairment of long-lived assets	--	--	--	0.02
Multiemployer pension withdrawal expense	0.04	--	0.04
Foreign currency loss (gain)	--	(0.01)	0.01	0.04
Effective settlement of certain income tax audits	--	(0.22)	--	(0.22)

Adjusted earnings per diluted share – non GAAP	$0.26	$0.40	$0.42	$0.58

Income tax provision - GAAP	$1,812	$(1,583)	$3,303	$442
Adjustments: (2)
Acquisition integration and restructuring expenses	257	178	398	259
Business and systems integration expenses	853	73	1,345	117
Impairment of long-lived assets	--	--	--	270
Multiemployer pension withdrawal expense	733	--	733
Foreign currency loss (gain)	66	(71)	193	412
Effective settlement of certain income tax audits	--	5,630	--	5,630

Adjusted income tax provision – non GAAP	$3,721	$4,227	$5,972	$7,130

(1) Please see the Company’s discussion related to certain insurance recoveries in its June 30, 2011 Form 10-Q.
(2) Adjustments have been tax-effected at the jurisdictions’ statutory rates.

Schawk, Inc.
Reconciliation of Non-GAAP EBITDA and Management Adjusted EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended		Six Months Ended		Trailing 12 Months
	June 30,		June 30,		Ended June 30,
	2011	2010	2011	2010	2011	2010

Net income - GAAP	$3,962	$15,805	$6,751	$18,325	$20,846	$35,350
Interest expense	1,273	1,771	2,560	3,759	6,002	9,067
Income tax expense (benefit)	1,812	(1,583)	3,303	442	12,845	6,429
Adjusted Income – non GAAP	7,047	15,993	12,614	22,526	39,693	50,846
Depreciation and amortization expense	4,454	4,406	8,782	8,900	17,493	18,045
Impairment of long-lived assets	--	--	--	680	8	1,985
Non-cash restructuring charges	--	--	--	--	--	133
Stock based compensation	599	584	1,070	1,041	1,915	1,899

Adjusted EBITDA – non GAAP	12,100	20,983	22,466	33,147	59,109	72,908

Permitted add backs on debt covenants:
Loss on sale of property and equipment	--	--	--	--	--	71
Proforma effect of acquisitions and asset sales	--	254	--	686	418	686
Acquisition integration and restructuring expenses	159	--	239	--	239	758
Adjusted EBITDA for covenant compliance – non GAAP	12,259	21,237	22,705	33,833	59,766	74,423

Acquisition integration and restructuring expenses	532	502	883	721	2,136	3,970
Business and systems integration expenses	2,149	184	3,388	294	4,658	294
Proforma effect of acquisitions and asset sales	--	(254)	--	(686)	(418)	(686)
Multiemployer pension plan withdrawal expense	1,846	--	1,846	--	1,646	1,800
Indemnity settlement income	--	--	--	--	--	(4,986)
Foreign exchange (gain) loss	207	(267)	708	1,550	1,464	1,454
Remediation and related expenses	--	--	--	--	--	1,138

Management adjusted EBITDA – non GAAP	$16,993	$21,402	$29,530	$35,712	$69,252	$77,407

Use of Non-GAAP Adjusted EBITDA, Adjusted EBITDA for covenant compliance, and Management adjusted EBITDA
Adjusted EBITDA, as presented within this release, is defined as earnings before interest, income taxes, depreciation and amortization, and other certain non-cash items.  Adjusted EBITDA for covenant compliance, as defined in the Company’s current debt agreements, is defined as Adjusted EBITDA excluding certain items, including items that are generally considered non-operating, as permitted under the Company’s current revolving credit facility, and is used by management to gauge its ongoing compliance with the Company’s principal debt covenants, as well as pricing on its revolving credit facility.  Management adjusted EBITDA is used to evaluate the core operating activities of the Company from period to period.  None of the measures presented above represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies or EBITDA as defined under guidance from the Securities and Exchange Commission.